Exhibit 1.2

INLAND SECURITIES CORPORATION

FORM OF SOLICITING DEALER AGREEMENT

INLAND REAL ESTATE INCOME TRUST, INC.
INITIAL PUBLIC OFFERING

[              ], 201[    ]

«DD_CONTACT»

«BD»

«SUITE»

«ADDRESS»

«CITY», «STA»  «ZIP»

Dear «SAL»:

We have entered into an agreement (the “Dealer Manager Agreement”) with Inland Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), under which we have agreed to use our best efforts to solicit subscriptions for shares of the Company’s common stock, par value $0.001 per share (each a “Share” and collectively, the “Shares”).  The Company is offering an aggregate maximum of up to 150,000,000 Shares at a price of $10.00 per Share on a “best efforts” basis and up to 30,000,000 Shares issued pursuant to the Company’s distribution reinvestment plan at a price of $9.50 per Share (collectively, the “Offering”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus (as defined herein).

In connection with performing our obligations under the Dealer Manager Agreement, we are authorized to retain the services of securities dealers who are members (each, a “Soliciting Dealer”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”) to solicit subscriptions.  You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Shares in accordance with the following terms and conditions of this Soliciting Dealer Agreement (the “Agreement”).

1.                                       Registration Statement and Prospectus.  A registration statement (File No. 333-176775)  on Form S-11 with respect to an aggregate of 180,000,000 Shares has been prepared and filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.  The registration statement, which includes a prospectus, became effective on [                      ], 201[    ].  Copies of the registration statement and prospectus contained therein are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the prospectus first filed by the Company pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus, the term “Prospectus” shall also include the prospectus first filed pursuant to Rule 424(b).  The 180,000,000 Shares and the Offering are more particularly described in the Prospectus.  Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request and may be provided to you in electronic version by us or by the

Company.  We will also provide you with reasonable quantities of any supplemental literature prepared or approved by the Company for use in the Offering.

2.                                       Offering and Sale of the Shares.

(a)                                  Compliance with Laws.  You may undertake solicitation and other activities only in accordance with this Agreement, and any requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable rules and regulations of the Commission, the blue sky survey hereinafter referred to and the rules of FINRA, specifically including, but not in any way limited to, NASD Rules 2440 and FINRA Rules 2310, 5110, 5130 and 5141 therein, and any successors to such rules, applicable to the offer and sale of Shares (including, without limitation, any resales or transfers of Shares).

(b)                                 Suitability.  In offering the Shares to any person, you must have reasonable grounds to believe after due inquiry that:

(i)                                     the person has the capability of understanding the fundamental aspects of the Company from either the person’s: (A) employment experience; (B) educational level; (C) access to advice from qualified sources, such as attorneys, accountants and tax advisors; or (D) prior experience with investments of a similar nature;

(ii)                                  the person has apparent understanding of the: (A) fundamental risks and possible financial hazards of this type of investment; (B) risk that the person may lose the entire investment; (C) lack of liquidity of this investment; (D) restrictions on transferability of Shares; (E) background and qualification of: (1) the Company’s sponsor, Inland Real Estate Investment Corporation (the “Sponsor”); (2) the Company’s business manager, IREIT Business Manager & Advisor, Inc. (the “Business Manager”); and (3) the Company’s real estate managers, Inland National Real Estate Services, LLC and Inland National Real Estate Services II, LLC (collectively, the “Real Estate Managers”); and (F) the tax consequences of the investment;

(iii)                               the person can reasonably benefit from an investment in the Company based upon the person’s overall investment objectives and portfolio structure;

(iv)                              the person is able to bear the economic risk of the investment based on the person’s overall financial situation; and

(v)                                 such other information as we may reasonably request.

You shall maintain records describing the basis upon which you determined the suitability of any persons offered Shares.  Further, you shall have reasonable grounds to believe the person satisfies the higher of the following suitability standards:

1.               a minimum annual gross income of at least $70,000 and a minimum net worth (excluding home, home furnishings and automobiles) of at least $70,000; or a minimum net worth of at least $250,000 (excluding home, home furnishings and automobiles); or

2.               the suitability standards set forth in the Subscription Agreement attached as Appendix C-1 to the Prospectus (the “Subscription Agreement”) and the Prospectus for investors residing in certain states.

You shall maintain, for at least six years, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation from the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made satisfied the suitability standards.

(c)                                  Delivery Obligation.

(i)                                     You shall deliver to each person who subscribes for the Shares, a Prospectus, as then supplemented or amended, prior to the tender of his or her Subscription Agreement;

(ii)                                  You shall comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Registration Statement and the later of the termination of the distribution of the Shares or the expiration of ninety (90) days after the first date upon which the Shares were offered to the public; and

(iii)                               You shall deliver, in accordance with applicable law or as prescribed by any state securities administrator, to any person a copy of (i) any prescribed document included within the Registration Statement and (ii) any exhibits to the Registration Statement.

If you intend to electronically deliver the Prospectus to any person, you shall comply with all requirements promulgated by the Commission for electronic delivery.

(d)                                 Sales Literature.  You may use and distribute in conjunction with the Offering only that sales literature and advertising as shall have been previously approved in writing by us, provided, that you shall not deliver any sales literature to any person unless the sales literature is accompanied or preceded by the Prospectus.

(e)                                  No Additional Information.  Neither you nor any other person is authorized by the Company or by us to give any information or make any representations in connection with this Agreement or the offer of Shares other than those contained in the Prospectus, as then amended or supplemented, or any sales literature approved by us and the Company.  You shall not publish, circulate or otherwise use any other advertisement or solicitation material without our prior written approval.  You are not authorized to act as our agent in any respect, and you shall neither act as our agent nor purport to act as our agent.

(f)                                    Jurisdictions.  We will inform you as to the jurisdictions in which we have been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of the jurisdictions; provided, however that neither we nor the Company has assumed, and will not assume, any obligation or responsibility as to your qualification or your right to act as a broker or dealer with respect to the Shares in any jurisdiction.  You shall not make any offers except in states in which we may advise you that the Offering has been qualified or is exempt.  The blue sky survey that has been, or will be, furnished to you indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.  Under no circumstances shall you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which you may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which you may lawfully so engage unless you have complied with the provisions hereof.

(g)                                 Adequate Due Diligence.  Prior to offering the Shares for sale, you shall have conducted an inquiry such that you have reasonable grounds to believe, based on information made available to you by the Company, its affiliates or related parties through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares.  In determining the adequacy of disclosed facts pursuant to the foregoing, you may obtain, upon request, information on material facts relating at a minimum to the following:

(i)                                     items of compensation;

(ii)                                  Company properties;

(iii)                               tax aspects;

(iv)                              financial stability and experience of the Company and the Business Manager;

(v)                                 conflicts and risk factors; and

(vi)                              appraisals and other pertinent reports.

Notwithstanding the foregoing, you may rely upon the results of an inquiry conducted by another Soliciting Dealer, provided that:

(vii)                           the other Soliciting Dealer has reasonable grounds to believe that the inquiry was conducted with due care;

(viii)                        the results of the inquiry were provided to you with the consent of the other Soliciting Dealer conducting or directing the inquiry; and

(ix)                                no Soliciting Dealer that participated in the inquiry is an affiliate of the Company.

(h)                                 Investor Disclosure.  Prior to the sale of the Shares, you shall inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares.

3.                                       Escrow, Subscription Agreements and Subscriber Funds.

(a)                                  Prior to the time the Company has received subscriptions for Shares resulting in gross offering proceeds equal to at least $2,000,000, excluding for these purposes any funds received from Ohio Subscribers, Tennessee Subscribers and Pennsylvania Subscribers (as those terms are used in the Dealer Manager Agreement) (the “Minimum Offering”) (and, with respect to Ohio Subscribers and Tennessee Subscribers and Pennsylvania Subscribers, gross offering proceeds equal to at least $20,000,000 and $75,000,000, respectively):

(i)                                     You shall instruct those persons desiring to purchase Shares to make their checks payable to “UMB Bank, Escrow Agent for Inland Real Estate Income Trust, Inc.” or a recognizable contraction or abbreviation thereof.

(ii)                                  If you conduct your internal supervisory procedures at the location where Subscription Agreements and checks are initially received, you shall conduct your suitability review of each transaction and, if the transaction is suitable and the paperwork is in good order, forward the Subscription Agreement to us and forward the check to UMB Bank, N.A. (the “Escrow Agent”), by the end of the next business day following your receipt of the Subscription Agreement and the check.

(iii)                               If your internal supervisory procedures are to be performed at a different location (the “Final Review Office”), you shall transmit each Subscription Agreement and check to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check.  The Final Review Office shall, by the end of the next business day following its receipt of the Subscription Agreement and check, conduct its suitability review of the transaction and, if the transaction is suitable and the paperwork is in good order, forward the Subscription Agreement to us and forward the check to the Escrow Agent.

(b)                                 At and after the time the Company has received subscriptions for Shares resulting in gross offering proceeds equal to at least the Minimum Offering (and, with respect to Ohio Subscribers and Tennessee Subscribers and Pennsylvania Subscribers, gross offering proceeds equal to at least $20,000,000 and $75,000,000, respectively):

(i)                                     You shall instruct persons desiring to purchase Shares to make their checks payable to “Inland Real Estate Income Trust, Inc.”

(ii)                                  If you conduct your internal supervisory procedures at the location where Subscription Agreements and checks are initially received, you shall conduct your suitability review of each transaction and, if the transaction is suitable and the paperwork is in good order, forward the Subscription Agreement to us and forward the check to directly to the Company, by the end of the next business day following your receipt of the Subscription Agreement and the check.

(iii)                               If the internal supervisory procedures are to be performed at the Final Review Office, you shall transmit each Subscription Agreement and check to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check.  The Final Review Office must, by the end of the next business day following its receipt of the Subscription Agreement and check, conduct its suitability review of the transaction and, if the transaction is suitable and the paperwork is in good order, forward the Subscription Agreement to us and forward the check directly to the Company.

(iv)                              If you receive a check that is made payable to the Escrow Agent, we shall deposit such check with the Escrow Agent for payment to the Company at its request.

(c)                                  The Company reserves the unconditional right to reject any Subscription Agreement (except for subscriptions through the Company’s distribution reinvestment plan).  Except as otherwise directed by the Company, if any Subscription Agreement solicited by you is rejected by the Company, we shall direct the Escrow Agent to promptly return the check to the rejected subscriber.

4.                                       Soliciting Dealer Compensation.

(a)                                  Selling Commission.  As compensation for services rendered hereunder, we shall pay to you, subject to the terms and conditions set forth herein, the following:

(i)                                     a selling commission equal to up to seven percent (7.0%) of the price paid per Share for all Shares sold (except for Special Sales (as defined below)) on a “best efforts” basis for which you have acted as Soliciting Dealer pursuant to this Agreement (the “Selling Commission”). Any Selling Commission earned by you shall be payable to you by us solely from the proceeds of selling commissions paid to us by the Company for the sale of its Shares, and will not be paid until any and all commissions payable by the Company to us have been received by us;

(ii)                                  a marketing contribution in an amount equal to up to one and one-half percent (1.5%) of the gross offering proceeds from Shares sold on a “best efforts” basis for which you have acted as Soliciting Dealer hereunder (the

“Marketing Contribution”). Any Marketing Contribution earned by you shall be payable to you by us solely from the proceeds of marketing contributions paid to us by the Company, and will not be paid until any and all marketing contributions payable by the Company to us have been received by us; and

(iii)                               a reimbursement for any bona fide out-of-pocket, itemized and detailed due diligence expenses in an amount up to one-half of one percent (0.5%) of the price per Share for all Shares sold on a “best efforts” basis for which you have acted as Soliciting Dealer hereunder, which shall be reimbursed from amounts paid as the Marketing Contribution.  We may advance to you certain marketing expenses for items such as Soliciting Dealer conferences.  Any such advances incurred by you will be later deducted from any Marketing Contribution that may otherwise be paid to you.  You may reallow all or any portion of the Marketing Contribution to any of your registered representatives to the extent permitted under applicable law and regulations including federal and state securities laws, any rules or regulations thereunder and the rules and regulations of FINRA.

(b)                                 Volume Discounts.

(i)                                     Notwithstanding the provisions set forth above, and subject to certain conditions and exceptions explained below, the Selling Commission to be paid to you shall be reduced for Shares sold to single investors who make an initial cash investment or, in the aggregate, combined additional investments of at least $500,000.00 through the same Soliciting Dealer.  The per Share discount will apply to the specific range of each Share purchased in the total volume ranges set forth in the following schedule:

Amount of Selling Commission	Volume Range of Purchaser’s Investment		Maximum Reallowable Commission
Volume Discount	From	To	Per Share
1%	$500,001	$1,000,000	6%
2%	$1,000,001	$2,000,000	5%
3%	$2,000,001	$3,000,000	4%
4%	$3,000,001	$4,000,000	3%
5%	$4,000,001	$5,000,000	2%
6%	$5,000,001	and over	1%

Any reduction in the amount of the Selling Commissions in respect of volume discounts received will be credited to the investor in the form of additional Shares.

As an example, a single purchaser who invests $1,250,000 in Shares would receive 126,015 Shares rather than 125,000 Shares and would pay selling commission of $77,500.  The discount would be calculated as follows: for the first $500,000 invested, the purchaser would acquire 50,000 Shares at a cost of $10.00 per Share (selling commissions of $.07 per Share); for the next $500,000 invested, the purchaser would acquire 50,505 Shares at a cost of $9.90 per Share (selling commissions of $.06 per Share); and for the last $250,000 invested, the purchaser would acquire 25,510 Shares at a cost of $9.80 per Share (selling commissions of $.05 per Share).

(i)                                     To the extent reasonably practicable, you shall combine purchases for the purpose of qualifying for a volume discount and crediting a purchaser or purchasers with additional Shares for the above described volume discount;  provided that all combined purchases are made through you and approved by the Company.  For these purposes, the Company will combine subscriptions made in the Offering by the same purchaser with other subscriptions in the Offering for the purpose of computing amounts invested.  Purchases by individuals within a “primary household group” also will be combined and purchases by any investor may be combined with other purchases of Shares to be held as a joint tenant or a tenant in common.  For these purposes, a “primary household group” includes the purchaser, the purchaser’s spouse or “domestic or life partner” and all of the purchaser’s unmarried children under the age of twenty-one (21).  For primary household group purposes, “domestic or life partners” means any two unmarried same-sex or opposite-sex individuals who are unrelated by blood, maintain a shared primary residence or home address, and have joint property or other insurable interests.  Purchases by tax-exempt or non tax-exempt entities may be combined with purchases by other tax-exempt entities for purposes of computing amounts invested if investment decisions are made by the same person, provided that if the investment decisions are made by an independent investment adviser, that investment adviser may not have any direct or indirect beneficial interest in any of the tax-exempt entities who seek to combine purchases.  You acknowledge and agree that purchases by entities required to pay federal income tax that are combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested may have adverse tax consequences to the investor and shall advise the investor accordingly.  The investor must mark the “Additional Investment” space on the Subscription Agreement signature page and provide a Letter of Instruction to identify the accounts to be combined in order for purchases to be combined.  The Company is not responsible for failing to combine purchases if the investor fails to mark the “Additional Investment” space and provide a Letter of Instruction.

(ii)                                  In the case of subsequent investments or combined investments, a volume discount will be given only on the portion of the subsequent or combined investment that caused the investment to exceed the breakpoint.  For example, a person investing $50,000 who previously invested $490,000 may combine these amounts to reach the $500,001 breakpoint entitling the person to a lower sales commission on the $50,000 investment.  If the Subscription Agreements for the purchases to be combined are submitted at the same time, then the additional Shares to be credited to the purchasers as a result of the combined purchases will be credited on a pro rata basis.  If the Subscription Agreements for the purchases to be combined are not submitted at the same time, then any additional Shares to be credited as a result of the combined purchases will be credited to the last component purchase unless the Company is otherwise directed in writing at the time of the submission; except however, the additional Shares to be credited to any tax-exempt entities whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis based on the amount of the investment of each tax-exempt entity and their combined purchases.

(iii)                               Notwithstanding the above, in no event shall any investor receive a discount greater than five percent (5.0%) on any purchase of Shares if the investor owns, or may be deemed to own, any Shares prior to subscribing.  This restriction may limit the amount of the volume discount after the purchaser’s initial purchase and the amount of additional Shares that may be credited to a purchaser as a result of combining purchases.

(c)                                  No Commissions in Respect of Special Sales.  No Selling Commission or Marketing Contribution shall be paid in connection with Shares issued by the Company as compensation for services performed or otherwise provided by Inland Real Estate Investment Corporation or any of its directors, officers, employees or affiliates, or the sale of Shares to Inland Securities Corporation or any of its or the Company’s directors, officers, employees or affiliates.  You shall not be entitled to receive any compensation attributable to any of these purchase(s).  You acknowledge and agree that all sales of Shares described in this Section 4(c) shall comply, and be made in accordance, with the rules of FINRA, specifically including, but not in any way limited to, FINRA Rule 5130 therein.

Further, certain other Special Sales will be effected directly by the Company and not pursuant to this Agreement, and no Selling Commission shall be payable in connection with these Special Sales.  For purposes of this Agreement, “Special Sale” shall mean:  (i) the sale of shares to each Soliciting Dealer and to any of their respective directors, officers, employees or affiliates who request and are entitled to purchase Shares net of Selling Commissions for $9.30 per Share; (ii) Shares credited to an investor as a result of a volume discount; (iii) the sale of Shares to certain investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature.  The Marketing Contribution will not be paid in respect of any Special Sales, except for Shares credited to an investor as a result of a volume discount.  You acknowledge and agree that all sales of Shares described in the foregoing paragraph of this Section 4(c) shall comply, and be made in accordance, with the rules of FINRA, specifically including, but not in any way limited to, FINRA Rule 5130 therein.

(d)                                 Commissions after the Rejection of a Subscriber.  No commission shall be payable on any subscription rejected by the Company.  The Company may reject a subscription for any reason or for no reason.  Accordingly, the authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) resides solely in us, in our capacity as the Dealer Manager and processing broker-dealer.

5.                                       Notice of Reservation.  We reserve the right to notify you by facsimile, e-mail or by other means of the number of Shares reserved for sale by you.  These Shares will be reserved for sale by you until the time specified in our notice to you.  Sales of any reserved Shares after the time specified in the notice or any requests for additional Shares will be subject to rejection in whole or in part.

6.                                       Dealer Manager Authority; Liability.  We shall have full authority to take any action we may deem advisable with respect to all matters pertaining to the Offering or arising thereunder.  We shall not be liable to you for any loss, liability, claim, damage or expense whatsoever except for obligations expressly assumed by us hereunder; provided further, that nothing in this paragraph shall be deemed to relieve the undersigned from any liability imposed by the Securities Act.

7.                                       Privacy Act.

(a)                                  You shall comply with all applicable federal and state regulations regarding customer and consumer privacy, including Title V of the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act.  Privacy provisions of the Gramm-Leach-Bliley Act limit disclosure of customer information to uses required by law, regulation or rule, or uses consistent with the purposes for which this information was disclosed in this Agreement.  “Customer information” is defined as any information contained on a customer’s application and includes all nonpublic personal information about a customer provided or shared by the Company, us and you.

(b)                                 Subject to the provisions of the Gramm-Leach-Bliley Act, you shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of customer information in your control.  In the event of any improper disclosure of customer information, the party responsible for the improper disclosure agrees to immediately notify the other party hereto of such disclosure.

8.                                       Anti-Money Laundering.  You shall comply with applicable laws and regulations, including federal and state securities laws, the USA Patriot Act of 2001, Executive Order 13224 — Executive Order on Terrorist Financing Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and applicable rules of FINRA. In accordance with these applicable laws and regulations, you shall take reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons.  Further, you shall provide the Financial Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) an account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request.  You shall manually monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other “red flags” described in the Patriot Act as potential signals of money laundering or terrorist financing, and disclose such activity to applicable federal and state law enforcement when required by law.  The Company and we reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

9.                                       Indemnification.

(a)                                  We and the Company shall jointly and severally indemnify and hold harmless you, your officers, directors, employees and agents (the “Soliciting Dealer Indemnified Parties”), from and against any losses, claims, damages or liabilities to which you, they or any of you or them, may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused thereby or otherwise arise out of or are based upon any breach of this Agreement, by any of us, the Company or the Business Manager, or (i) any untrue statement or alleged untrue statement of a material fact contained in (x) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or in the Prospectus or any supplement thereto, (y) any supplemental sales materials prepared by us or the Company for use with potential investors in connection with the Offering and provided to you (the “Authorized Sales Materials”) or (z) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any application, document or information being hereinafter referred to as a “Blue Sky Application”) or (ii) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in the Prospectus or any supplement to the Prospectus, in any Authorized Sales Materials or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading. We, the Company and the Business Manager shall reimburse the Soliciting Dealer Indemnified Parties for any reasonable legal or other expenses reasonably incurred by the Soliciting Dealer Indemnified Parties, in connection with investigating or defending any loss, claim, damage, liability or action.

(b)                                 You shall indemnify and hold harmless us, the Company and our respective officers, directors, employees and agents (the “Company Indemnified Parties”, and together with the Soliciting Dealer Indemnified Parties, the “Indemnified Parties”) from and against any losses, claims, damages or liabilities to which they or any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, or are based upon, (i) any breach of this Agreement by you or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact necessary to make any statements, in light of the circumstances under which they were made, not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made by you, or your authorized agents or representatives, in connection with the offer and sale of Shares, and was not based on any untrue statement or alleged untrue statement or omission or alleged omission made by any Company Indemnified Party to you, your authorized agents or representatives, on which you or your affiliates, officers, directors, employees and agents duly relied.  You shall reimburse the Company Indemnified Parties for any reasonable legal or other expenses reasonably incurred by the Company Indemnified Parties, in connection with investigating or defending any loss, claim, damage, liability or action.

(c)                                  Promptly after receipt by an Indemnified Party of notice of the commencement of any action for which indemnification is provided under subsection (a) or (b) above, the Indemnified Party shall, if a claim in respect thereof is to be made hereunder against the Indemnifying Party, notify the indemnifying party in writing of the commencement thereof; provided, that the failure of the Indemnified Party to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any Indemnified Party under that subsection, except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by that failure. In case any action is brought against any Indemnified Party, it shall notify the indemnifying party of the commencement thereof and the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to that indemnified party.

(d)                                 An Indemnified Party additionally may elect to employ its own legal counsel, but if it elects to do so the indemnifying party shall not be liable to that indemnified party for any legal expenses of any other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If, however, the Indemnified Party reasonably concludes that there may be defenses available to it that are different from or additional to those available to the indemnifying party, then the indemnifying party shall not have the right to retain counsel of its choice and the reasonable legal and other expenses incurred by the Indemnified Party shall be borne by the indemnifying party.

(e)                                  Each Indemnified Party receiving reimbursement of reasonable legal and other expenses undertakes to repay the funds advanced by the indemnifying party, in cases in which the Indemnified Party is thereafter found not to be entitled to indemnification hereunder.

(f)                                    If the indemnification provided for in this Section 11 is unavailable to any Indemnified Party under paragraphs (a) or (b) hereof in respect of any losses, liabilities, claims, damages or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages or expenses (i) in the proportion as is appropriate to reflect the relative benefit of the Company or us on the one hand, and you on the other hand, from the Offering, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefit referred to in clause (i) above but also the relative faults of the Company or us on the one hand, and you on the other, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative benefits received by the Company and us on the one hand, and you on the other, shall be deemed to be in the same proportion as the total net proceeds from the sales of the Shares by the Company and its affiliates (after deducting any amounts payable to you) bear to the total discounts, commissions and other compensation retained by you.  The relative fault of the Company or us, and you on the other hand, shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact was made, directly or indirectly, by the Company or us or any of our affiliates on the one hand, or you on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

10.                                 Termination of Agreement.  This Agreement, except for the provisions of Section 6 and Section 9 hereof, may be terminated at any time by either party hereto by two days’ prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Section 6 and Section 9 hereof, each of which shall terminate seven (7) years from the date hereof.

11.                                 Company as Party to Agreement.  The Company shall be a third party beneficiary to your representations, warranties, covenants and agreements contained in Section 9.  The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is a third party beneficiary.

12.                                 Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered:  (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Dealer Manager, to:	Inland Securities Corporation 2901 Butterfield Road Oak Brook, IL 60523
	Attention:	Roberta S. Matlin
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

with copies to:	Shefsky & Froelich Ltd. 111 E. Wacker Drive, Suite 2800 Chicago, IL 60601
	Attention:	Michael J. Choate
	Telephone:	(312) 836-4066
	Facsimile:	(312) 275-7554

If to the Soliciting Dealer, to:

13.                                 Applicable Law.  This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of Illinois.

14.                                 Not a Separate Entity.  Nothing herein contained shall constitute you, Inland Securities Corporation, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement.  Your indicated acceptance thereof shall constitute a binding agreement between you and us.

Very truly yours,

INLAND SECURITIES CORPORATION

By:	Roberta S. Matlin
Title:	Vice President
Date:

We confirm our agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement.  We hereby represent that we will comply with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations of the Commission thereunder, and applicable blue sky or other state securities laws including the rules and regulations thereunder.  We confirm that we are a member in good standing of FINRA and represent that we will comply with the rules and regulations promulgated by FINRA.

Dated:

Name of Soliciting Dealer:

CRD Number:

Federal Employer Identification Number:

By:
	Authorized Signature	Please print Name and Title

Kindly have checks representing commissions forwarded as follows (if different than above):

(Please type or print)

Name of Firm:

Address
Street:
City:
State and Zip Code:
(Area Code) Telephone No.:

Attention:

SOLICITING DEALER AGREEMENT

INLAND REAL ESTATE INCOME TRUST, INC.  INITIAL PUBLIC OFFERING